EXHIBIT 5


                  [Letterhead of Day, Berry & Howard LLP]


                              April 19, 2000


Phoenix Investment Partners, Ltd.
56 Prospect Street
Hartford, CT 06115

     Re:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have assisted in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission relating to 615,000 shares of Common Stock, par value $.01 per share (the "Shares"), of Phoenix Investment Partners, Ltd., a Delaware corporation (the "Company"), issuable under the Company's Employee's Stock Purchase Plan (the "Plan"). We have examined the Restated Certificate of Incorporation and the By-Laws of the Company, each as amended to date, minutes of the proceedings of the Board of Directors of the Company and the Compensation Committee of the Board of Directors, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

     In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents to all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

     Based on the foregoing, we are of the opinion that the Shares have been duly authorized, and when issued in accordance with the terms of the Plan, will be legally and validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

                              Very truly yours,

                              /s/ Day, Berry & Howard LLP

                              DAY, BERRY & HOWARD LLP

JAC/beh